Exhibit 99.1

 Company: Jack Henry & Associates, Inc.   Analyst Contact:  Kevin D. Williams
          663 Highway 60, P.O. Box 807            Chief Financial Officer
          Monett, MO 65708                        (417) 235-6652

                                          IR Contact:  Jon Seegert
                                                  Director Investor Relations
                                                  (417) 235-6652


         JACK HENRY ANNOUNCES THE ACQUISITION OF US BANKING ALLIANCE

 Monett, MO - November 6, 2006- Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of integrated technology solutions and data processing services for financial institutions, today announced its acquisition of US Banking Alliance (USBA). The Atlanta, Georgia-based company is a leading provider of software solutions and advisory services that enable diverse financial institutions to develop more profitable pricing for loan and deposit products, and to ultimately implement long-term financial management processes and specific strategies that support more profitable growth. Terms of the transaction were not disclosed.

 According to Mitchell Epstein, managing partner of USBA, "Our software solutions and industry experts help financial institutions maximize their net interest income and expand their customer bases with a three-stage process. Our strategy sessions are used to systematically evaluate and enhance existing pricing strategies, or to develop new more competitive pricing strategies. Our pricing models enable our clients to fully analyze and understand their loan and deposit profitability and pricing alternatives. And our financial management process focuses on implementing more competitive pricing that supports unique growth and profitability objectives, and proactively manages risk. We believe our proven solution is a natural expansion to the broad array of products and services that Jack Henry provides. We also believe that the fundamental commitment to superior client service that our companies share will enable us to maintain the corporate culture and rewarding levels of client satisfaction and retention that we enjoy."

 According to Jack Prim, CEO of Jack Henry & Associates, "The acquisition of US Banking Alliance is the latest in a series of acquisitions that support our focused diversification strategy. USBA's highly specialized solutions will be cross sold to our existing bank and credit union core clients, and sold under our ProfitStars[TM] brand to virtually any financial services organization regardless of asset size, charter, or core processing solution. We welcome the addition of USBA's solutions to our offering, and are excited about the sales and cross-sales opportunities. We believe that proven solutions for increasing earnings, generating quality balance sheet growth, and implementing greater pricing discipline will have broad appeal among our existing clients and in the markets that we serve."

 "USBA marks our 15th focused diversification acquisition, and the third acquisition of a company that provides distinct profitability solutions. We believe the suite of profitability products and services that we have now assembled cannot be rivaled by another single source, and we are excited about the potential that resides in this solution suite. We expect the acquisition of USBA will contribute $4.0 to $6.0 million in gross revenue for the remainder of fiscal year 2007, and should have a slightly accretive impact on EPS. I would like to welcome USBA's national client base and its associates to the Jack Henry family," concluded Kevin Williams, CFO of Jack Henry & Associates.


 About US Banking Alliance

 US Banking Alliance is dedicated to providing world-class solutions that help diverse financial institutions develop specific strategies to maximize net interest margin and expand their customer bases. Practical, high value solutions that can be easily implemented and superior service are the basis for its long-term client relationships. Additional information is available at www.usbankingalliance.com.


 About ProfitStars

 ProfitStars, a division of Jack Henry & Associates (Nasdaq: JKHY), provides best-of-breed solutions that improve the performance of financial institutions of all asset sizes and charters, and diverse corporate entities. These solutions facilitate revenue and growth, risk mitigation and control, and cost control; and complement virtually any core information processing platform. Additional information is available at www.manageforperformance.com or by calling 877-827-7101


 About Jack Henry & Associates, Inc.

 Jack Henry & Associates, Inc. is a leading provider of integrated technology solutions and data processing services for financial institutions. Jack Henry markets and supports its systems throughout the United States, and has more than 8,700 customers nationwide. For additional information on Jack Henry, visit the company's Web site at www.jackhenry.com.

 Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

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